EXHIBIT 99.1

Contact:

Budd Zuckerman

Genesis Select Corporation

(303) 415-0200

PCM REPORTS RECORD FOURTH QUARTER RESULTS

Highlights (Continuing operations in Q4 2015 compared to Q4 2014):

●	Net sales: increased 34% to a fourth quarter record $482.2 million
●	Gross profit: increased 26% to a fourth quarter record $63.1 million
●	Gross profit margin: decreased to 13.1% from 14.0%
●	Operating loss: $22.1 million compared to operating profit of $4.5 million, and includes a $22.1 million non-cash ERP write-off charge.
●	Adjusted EBITDA: $4.9 million compared to $7.5 million
●	Repurchased 39,759 shares at an average price of $9.37
●	Adjusted EPS from continuing operations, excluding special charges: $0.05
●	Completed acquisitions of Acrodex in October 2015 and certain assets of Systemax’s North American Technology Group, including Tiger Direct, in December 2015

El Segundo, California — February 18, 2016 — PCM, Inc. (NASDAQ: PCMI), a leading technology solutions provider, today reported record financial results for the fourth quarter of 2015. Consolidated net sales in Q4 2015 were $482.2 million, an increase of $123.0 million, from $359.2 million in Q4 2014. Consolidated gross profit for Q4 2015 was $63.1 million, an increase of $12.9 million, or 26%, from $50.2 million in Q4 2014. Consolidated gross profit margin was 13.1% in Q4 2015 compared to 14.0% in Q4 2014. Adjusted EBITDA (as defined below) for Q4 2015 was $4.9 million compared to $7.5 million in Q4 2014. Consolidated operating loss for Q4 2015 was $22.1 million compared to operating profit of $4.5 million in Q4 2014. Consolidated operating loss for Q4 2015 includes a $22.1 million non-cash charge related to our previously announced decision to pursue En Pointe’s SAP solution over the AX ERP solution and $1.7 million of special charges which include M&A transaction fees, lease vacancy costs, severance and foreign exchange losses. Consolidated net loss was $14.2 million in Q4 2015 compared to consolidated net income of $1.6 million for Q4 2014. Diluted EPS from continuing operations for Q4 2015 was a loss of $1.21 compared to diluted EPS from continuing operations of $0.16 for Q4 2014. Excluding the special charges, adjusted EPS from continuing operations for Q4 2015 was $0.05 compared to $0.17 for Q4 2014.

Frank Khulusi, Chairman and CEO of PCM, Inc., commented, “We continued to out-pace the industry and our peers, as we delivered 34% sales growth, reaching a record $482.2 million, and 26% growth in gross profit to a record $63.1 million. This strong performance accelerated from our Q3 growth rate of 20% and is especially noteworthy considering the insignificant sales contribution of our TigerDirect acquisition. As we previously stated, the Tiger acquisition added considerable cost during the quarter, and we spent December training the sales representatives on our systems and bringing them up to speed, actions which have continued during the first quarter of 2016. In 2015, we consummated three acquisitions in rapid fashion, the last two of which closed in the fourth quarter. As a result of the rapid succession and magnitude of these acquisitions and the necessity of spending the time and resources to onboard, integrate and assimilate the considerable number of additional resources, we were forced to delay various contemplated synergistic moves and other cost savings activities until the first quarter of 2016 and we also experienced the ramp-up costs of the yet-to-be productive Tiger sales reps.”

“We have since completed much of the synergistic moves and cost savings activities in the second week of February, at an estimated annualized savings of approximately $10 million over our fourth quarter run-rate, or approximately $2.5 million per quarter, none of which came from the newly acquired Acrodex or TigerDirect businesses,” added Mr. Khulusi. “Sales from the account representatives acquired also have begun to ramp very nicely in Q1, even though we did not take control from Systemax of certain intellectual property including the TigerDirect.com website until this week. We do not expect these intellectual property assets to be fully operational within our environment until sometime in the second quarter.”

“Further, in February, we have transitioned nearly all of the management overhead that was dedicated to the MacMall business out of our company, thinned out its cost structure, and folded it under the management and supervision within our Commercial segment,” continued Mr. Khulusi. “As a result, we will no longer report a separate MacMall segment beginning in 2016.”

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“We believe we are now extremely well positioned for the future,” concluded Mr. Khulusi. “In 2016, as a result of our 2015 moves and progress, our customers and vendor partners are now recognizing us as a much bigger, more capable and more impactful force in the marketplace. The strategic and tactical initiatives executed during the fourth quarter of 2015 and the first few weeks of 2016 give us what we believe is a solid and sustainable base, and we intend to build on this momentum throughout the year. We expect 2016 to be a banner year, with sales between $2.2 billion to $2.25 billion (representing growth of 32% to 35%) and adjusted EPS between $1.25 to $1.40, a nice base from which we intend to grow rapidly for the foreseeable future. With our new sales mix, Q1 is now our seasonally weakest quarter by a wide margin. Due to this fact, as well as the expected ramp time of TigerDirect, we currently expect our Q1 sales to be in the range of $485 million to $495 million and our 1st quarter adjusted EPS to be between $0.12 and $0.18.”

Jay Miley, President of PCM, Inc., said, “During 2015, we were very busy adding significant scale and capability to our company, thereby transforming PCM into a sizeable, world-class IT solutions provider. Like Frank, I believe we are now well positioned to reap the benefits of our efforts. Our teams our energized, aligned and focused on selling and supporting software, solutions and services to commercial and public sector customers across the United States and Canada. In the fourth quarter, we grew our software category by 121%, which now represents 27% of our mix. We also grew our servers, services and notebooks categories at 77%, 22% and 21%, respectively. I am very proud of our teammates around the world who have gone above and beyond to make this transformation possible, and I am looking forward to the many individual contributions they will make in 2016 and beyond.”

ERP Update

As we indicated in our second and third quarter Form 10-Qs, we have been in the process of upgrading our ERP systems due to the discontinued third party support of certain of our aged legacy systems, our changing IT needs when considering the transitioning state of our business from our origins towards becoming a leading IT solution provider and the ongoing desire to integrate multiple systems upon which we currently operate as a result of multiple acquisitions. In this regard, we have previously purchased licenses for Microsoft Dynamics AX and other related modules to provide a complete, robust and integrated ERP solution and have expended time, effort and resources to implement this AX solution for our legacy businesses. We believe the implementation and upgrade of our systems should help us to gain further efficiencies across our organizations. Our newly acquired En Pointe business has operated for a number of years on an implemented and successfully functioning SAP system. As a result of the En Pointe acquisition, we considered new issues related to the costs, risks and benefits of either continuing the implementation of our AX solution and moving En Pointe to such AX solution or moving the legacy businesses to the SAP solution. In response, we had shifted certain of our IT development efforts towards assessing these respective costs, risks and benefits. There are significant risks and uncertainties in adopting and implementing a new ERP system and as part of our assessment of these alternatives, we considered the fact that En Pointe has been successfully functioning on its SAP system for many years while none of our businesses have operated on the AX system. While we believe the AX solution has many valuable features and that it has been essential that we have undertaken our AX development efforts to date, we have weighed these attributes and the transition risk inherent with any such new solution against the fact that En Pointe, with similar business characteristics and system needs to our legacy businesses, has been successfully operating on its SAP system for a number of years. As a result of the assessments performed, our management concluded that the SAP solution is the best, most viable and cost effective option for our consolidated business going forward. To that end, on October 27, 2015, our Board of Directors with management’s recommendation made a determination to adopt the SAP platform across all of our business units and approved the non-cash write-off of $22.1 million of work in process software previously capitalized for all major phases of the design, configuration and customization of the AX solution to date. This non-cash charge was included as part of “Selling, general and administrative expenses” on our Consolidated Statements of Operations for the three months and year ended December 31, 2015.

New Operating Segment

In connection with our acquisitions of Acrodex and certain Canadian assets of Systemax’s North American Technology Group in October and December 2015, respectively, and our resulting entrance into selling products, services and solutions in the Canadian market, we formed a new operating segment called Canada. This segment will include our operations related to these Canadian market activities, beginning as of the respective dates of these acquisitions.

Results of Operations

	Three Months Ended December 31,
	2015		2014
	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales	Dollar Change	Percent Change
Commercial	$367,613	76%	$257,913	72%	$109,700	43%
Public Sector	68,760	14	63,403	18	5,357	8
MacMall	28,830	6	37,922	10	(9,092)	(24)
Canada	16,987	4	—	—	16,987	NM (1)
Corporate & Other	(5)	—	(5)	—	—	NM (1)
Consolidated	$482,185	100%	$359,233	100%	$122,952	34%

(1)	Not meaningful.

Consolidated net sales were $482.2 million in Q4 2015 compared to $359.2 million in Q4 2014, an increase of $123.0 million, or 34%, which was primarily due to the addition of sales from our 2015 acquisitions, partially offset by a continued impact of a shift in sales mix towards products reported on a net basis. Consolidated sales of services were $33.9 million in Q4 2015 compared to $27.8 million in Q4 2014, an increase of $6.1 million, or 22%, and represented 7% and 8% of net sales in Q4 2015 and Q4 2014, respectively.

Commercial net sales were $367.6 million in Q4 2015 compared to $257.9 million in Q4 2014, an increase of $109.7 million or 43%.

The increase in Commercial net sales was primarily due to the addition of sales from our 2015 acquisitions, partially offset by a continued impact of a shift in sales mix towards products reported on a net basis. Sales of services in the Commercial segment increased 4% in Q4 2015, and represented 7% of Commercial net sales in Q4 2015 and 10% in Q4 2014.

Public Sector net sales were $68.8 million in Q4 2015 compared to $63.4 million in Q4 2014, an increase of $5.4 million, or 8%, primarily due to the addition of sales from our En Pointe business, which we acquired in April 2015, partially offset by a continued shift in sales mix towards products reported on a net basis in SLED and a $13 million decrease in sales related to a federal contract vehicle that did not reoccur in Q4 2015 compared to Q4 2014.

MacMall net sales were $28.8 million in Q4 2015 compared to $37.9 million in Q4 2014, a decrease of $9.1 million, or 24%. The decrease in MacMall net sales was primarily due to increased competition and pricing pressures surrounding the sales of Apple products.

Canada had net sales of $17.0 million in Q4 2015, representing approximately two months of sales from our Acrodex acquisition and one month of sales from the Canadian unit of the Tiger Direct assets acquired in December.

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Gross Profit and Gross Profit Margin

Consolidated gross profit was $63.1 million in Q4 2015, an increase of $12.9 million, or 26%, from $50.2 million in Q4 2014.

The increase in consolidated gross profit was primarily due to our 2015 acquisitions, partially offset by a $3.6 million reduction in gross profit related to a federal contract vehicle in Q4 2014 discussed above and competitive pricing pressures. Consolidated gross profit margin decreased to 13.1% in Q4 2015 from 14.0% in Q4 2014. The decrease in consolidated gross profit margin was due to a reduction in higher margin sales under a federal contract vehicle, reduced vendor consideration related to a change in mix towards products of vendors with lower paying programs and competitive pricing pressures, partially offset by an increase in sales mix towards sales reported on a net basis.

Selling, General & Administrative Expenses

Consolidated SG&A expenses were $85.2 million in Q4 2015 compared to $45.6 million in Q4 2015, an increase of $39.6 million, or 87%. Consolidated SG&A expenses as a percentage of net sales increased to 18% in Q4 2015 from 13% in Q4 2014. The increase in consolidated SG&A expenses was primarily due to a $22.1 million non-cash charge related to our previously announced decision to pursue En Pointe’s SAP solution over the AX ERP solution and SG&A expenses relating to our 2015 acquisitions, as well as $0.9 million of M&A related fees and a $0.7 million foreign exchange loss.

Operating Profit (Loss)

The following table presents our operating profit (loss) and operating profit margin by segment for the periods presented (in thousands):

	Three Months Ended December 31,								Change in
	2015			2014			Change in		Operating
	Operating	Operating Profit		Operating	Operating Profit		Operating Profit (Loss)		Profit Margin
	Profit (Loss)	Margin(1)		Profit (Loss)	Margin(1)		$	%	%
Commercial	$17,028	4.6%		$13,305	5.2%		$3,723	28%	(0.6)%
Public Sector	867	1.3		3,973	6.3		(3,106)	(78)	(5.0)
MacMall	572	2.0		422	1.1		150	36	0.9
Canada	591	3.5		—			591
Corporate & Other	(41,139)	(8.5	)(1)	(13,153)	(3.7	)(1)	(27,986)	213	(4.8)
Consolidated	$(22,081)	(4.6)%		$4,547	1.3%		$(26,628)	(586)%	(5.9)%

(1)	Operating profit margin for Corporate & Other is computed based on consolidated net sales. Operating profit margin for each of the other segments is computed based on the respective segment’s net sales.

Consolidated operating loss was $22.1 million in Q4 2015 compared to consolidated operating profit of $4.5 million in Q4 2014, a decrease of $26.6 million. The decrease in consolidated operating profit includes a $22.1 million non-cash charge related to the write-off of our ERP as described above in the SG&A discussion and $0.9 million of M&A related fees, as well as an unexpected $0.7 million incremental benefits charge in the quarter due to increased claims activity under our self insured health plans.

Commercial operating profit was $17.0 million in Q4 2015 compared to $13.3 million in Q4 2014, an increase of $3.7 million, or 28%. The increase in Commercial operating profit was primarily due to the addition of our 2015 acquisitions.

Public Sector operating profit was $0.9 million in Q4 2015 compared to $4.0 million in Q4 2014, a decrease of $3.1 million, or 78%.

The decrease in Public Sector operating profit was primarily due to a decrease in Federal gross profit, partially offset by the addition of En Pointe.

MacMall operating profit was $0.6 million in Q4 2015 compared to $0.4 million in Q4 2014, an increase of $0.2 million primarily due to reductions across multiple SG&A categories.

Canada operating profit was $0.6 million in Q4 2015, representing approximately two months of operating profit from our Acrodex acquisition and one month of operating profit from the Canadian unit of the Tiger Direct assets acquired in December.

Corporate & Other operating expenses include corporate related expenses such as legal, accounting, information technology, product management and certain other administrative costs that are not otherwise included in our reportable operating segments. Corporate & Other operating expenses were $41.1 million in Q4 2015 compared to $13.2 million in Q4 2014, an increase of $27.9 million, primarily due to a $22.1 million non-cash charge related to our previously announced decision to pursue En Pointe’s SAP solution over the AX ERP solution, the additional operating expenses of En Pointe, $0.9 million of M&A related expenses, a $0.7 million foreign exchange loss and a $0.5 million increase in legacy personnel costs.

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Consolidated Balance Sheet and Cash Flow

Cash used in operations for the year December 31, 2015 was $52.9 million compared to cash provided by operations for the year ended December 31, 2014 of $73.3 million. Accounts receivable at December 31, 2015 was $341.0 million, an increase of $141.4 million from December 31, 2014, with the increase primarily due to the build of En Pointe’s receivables since the acquisition on April 1, 2015. Inventory at December 31, 2015 was $55.4 million, an increase of $4.7 million from December 31, 2014. Accounts payable at December 31, 2015 was $201.5 million, an increase of $79.2 million from December 31, 2014 primarily due to the addition of En Pointe. Cash flow used in investing activities during the year ended December 31, 2015 totaled $65.6 million compared to cash flows used in investing activities of $26.7 million during the year ended December 31, 2014. Investing activities for the year ended December 31, 2015 were primarily related to a $17.3 million payment related to our acquisition of En Pointe, a $12.9 million payment, net of cash acquired, related to our acquisition of Acrodex, a $14 million payment related to our acquisition of certain assets of Systemax and the purchase of real properties in Irvine, California for $5.8 million and in Lewis Center, Ohio for $6.0 million, as well as expenditures relating to investments in our IT infrastructure and new ERP systems. Investing activities for the year ended December 31, 2014 were primarily related to the construction of our new cloud data center in New Albany, Ohio, expenditures relating to our ERP upgrade, expenditures relating to leasehold improvements and other build-out costs related to our new Chicago and Austin offices, and investments in our IT infrastructure and the creation of enhanced electronic tools for our account executives and sales support staff. Outstanding borrowings under our line of credit increased by $109.6 million to $162.4 million at December 31, 2015 compared to December 31, 2014. Total notes payable, including the $4.8 million of note payable related to asset held for sale in connection with our Irvine property, increased by $13.0 million to $39.2 million at December 31, 2015 compared to December 31, 2014.

Account Executive Headcount

The following table presents our average account executive headcount, by segment, for our continuing operations for the periods presented:

Average Account Executive	Three Months Ended December 31,
Headcount By Segment(1):	2015(5)	2014
Commercial(2)	580	491
Public Sector(3)	137	106
MacMall	57	75
Canada(4)	40	—
Total	814	672

(1)	Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.
(2)	Includes 63 and 76 average account executives related En Pointe and Tiger Direct in the three months ended December 31, 2015.
(3)	Includes 16 and 11 average account executives related to En Pointe and Tiger Direct in the three months ended December 31, 2015.
(4)	Includes 12 and 28 average account executives related to Tiger Direct and Acrodex, respectively, in the three months ended December 31, 2015.
(5)

Due to the acquisitions late in the quarter, we are also providing a total of account executives and trainees employed as of December 31, 2015, which were as follows: Commercial – 746; Public Sector – 169; MacMall – 60; and Canada – 86.

Product Sales Mix

The following table sets forth our net billed sales by major categories as a percentage of total net billed sales for the periods presented, determined based upon our internal product code classifications, and excluding the results of our discontinued operations, which includes our closed retail stores and the results of our OnSale and eCost businesses.

	Three Months Ended December 31,		Y/Y Sales
Product Sales Mix:	2015	2014	Growth
Software(1)	27%	17%	121%
Notebooks & Tablets	19	22	21
Delivered services	7	8	22
Desktops	7	8	22
Networking	7	11	(10)
Manufacturer service and warranties(1)	6	6	37
Storage	5	7	(8)
Input devices	4	2	130
Displays	4	4	42
Servers	3	3	77
Accessories	3	3	66
Other(2)	8	9	40
Total	100%	100%

(1)	Software, including software licenses, maintenance and enterprise agreements, and manufacturer service and warranties are shown, for purposes of this table, on a gross sales billed to customers basis, net of returns and do not reflect the net down impact related to revenue recognition for sales of such products.
(2)	Other includes power, printers, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

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Non-GAAP Measure

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), adjusted EBITDA and non-GAAP EPS (adjusted EPS), which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EBITDA and adjusted EPS remove the effect of severance and restructuring related expenses related to our cost reduction initiative and other uncommon, non-recurring or special items. Adjusted EPS also removes the effect amortization of intangibles acquired in acquisitions. EBITDA, adjusted EBITDA and adjusted EPS should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP financial measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. We believe that adjusted EBITDA and adjusted EPS provide a better understanding of our company’s operating performance and cash flows. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on February 18, 2016 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its fourth quarter results. To listen to PCM management’s discussion of its fourth quarter results live, access http://investor.pcm.com/events.cfm.

The archived webcast can be accessed at www.investor.pcm.com under “Events & Presentations.” A replay of the conference call by phone will be available from 7:30 p.m. ET on February 18, 2016 until February 25, 2016 and can be accessed by calling (855) 859-2056 (International (404) 537-3406) and inputting code 47069250.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers across the United States and Canada. We generated nearly $1.7 billion in revenue in 2015. For more information please visit investor.pcm.com or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including but not limited to, statements related to the solidity, sustainability and quality of our base; our ability to build on momentum; expectation of 2016 financial performance, opportunities, expectations or intentions for growth in top or bottom line operating results; expectations of earnings per share; statements regarding our positioning for the future; statements regarding the risks and benefits related to our decision to adopt the SAP ERP solution; and statements regarding expected synergies and reductions to our cost structure. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our ability to attract and retain key employees; our ability to receive expected returns on changes in our sales and services organizations or strategic investments, including without limit, investments in advanced technology solutions and services; risks associated with our ability to integrate our En Pointe, Acrodex and TigerDirect acquisitions; availability of key vendor incentives and other vendor assistance; our IT infrastructure; the relationship between the number of our account executives and productivity; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; possible discontinuance of IT licenses used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of our pricing strategy on our operating results; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our Public Sector business; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in Canada and the Asia Pacific region and the related effects on our newly acquired Canadian and our Asia-Pacific operations, including without limitation our executive management’s lack of experience operating in the Canadian market; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; other risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the period ended September 30, 2015, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

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PCM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net sales	$482,185	$359,233	$1,661,948	$1,356,362
Cost of goods sold	419,072	309,046	1,437,621	1,164,295
Gross profit	63,113	50,187	224,327	192,067
Selling, general and administrative expenses	85,194	45,640	249,809	176,362
Operating profit (loss)	(22,081)	4,547	(25,482)	15,705
Interest expense, net	1,199	799	3,860	3,180
Income (loss) from continuing operations before income taxes	(23,280)	3,748	(29,342)	12,525
Income tax expense (benefit)	(9,164)	1,707	(11,394)	5,490
Income (loss) from continuing operations	(14,116)	2,041	(17,948)	7,035
Loss from discontinued operations, net of taxes	(51)	(468)	(310)	(1,570)
Net income (loss)	$(14,167)	$1,573	$(18,258)	$5,465

Basic and Diluted Earnings (Loss) Per Common Share
Basic EPS:
Income (loss) from continuing operations	$(1.21)	$0.17	$(1.49)	$0.57
Loss from discontinued operations, net of taxes	(0.00)	(0.04)	(0.03)	(0.12)
Net income (loss)	$(1.21)	$0.13	$(1.52)	$0.45

Diluted EPS:
Income (loss) from continuing operations	$(1.21)	$0.16	$(1.49)	$0.55
Loss from discontinued operations, net of taxes	(0.00)	(0.04)	(0.03)	(0.13)
Net income (loss)	$(1.21)	$0.12	$(1.52)	$0.42

Weighted average number of common shares outstanding:
Basic	11,756	12,353	12,049	12,251
Diluted	11,756	12,911	12,049	12,881

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PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO

CONSOLIDATED OPERATING PROFIT (LOSS)

(unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
EBITDA(a):
Consolidated operating profit (loss)	$(22,081)	$4,547	$(25,482)	$15,705
Add: Consolidated depreciation expense	2,712	2,644	10,873	10,329
Consolidated amortization expense	419	74	1,344	318
EBITDA	$(18,950)	$7,265	$(13,265)	$26,352

EBITDA adjustments:
Write-off of ERP and CRM(b)	$22,094	$—	$25,421	$—
M&A related fees(c)	873	—	2,083	—
Severance & restructuring related costs(d)	116	196	3,845	666
Foreign exchange loss	741	53	726	166
Total EBITDA adjustments	$23,824	$249	$32,075	$832

Adjusted EBITDA:
EBITDA	$(18,950)	$7,265	$(13,265)	$26,352
Add: EBITDA adjustments	23,824	249	32,075	832
Adjusted EBITDA	$4,874	$7,514	$18,810	$27,184

Consolidated income (loss) from continuing operations:
Consolidated income (loss) from continuing operations before income taxes	$(23,280)	$3,748	$(29,342)	$12,525
Less: Income tax expense (benefit)	(9,164)	1,707	(11,394)	5,490
Consolidated income (loss) from continuing operations	$(14,116)	$2,041	$(17,948)	$7,035

Consolidated income (loss) from continuing operations before income taxes	$(23,280)	$3,748	$(29,342)	$12,525
Add: EBITDA adjustments	23,824	249	32,075	832
Amortization of purchased intangibles(e)	403	64	1,273	282
Adjusted income from continuing operations before income taxes	947	4,061	4,006	13,639
Less: Adjusted income tax expense	368	1,849	1,577	5,978
Non-GAAP consolidated income from continuing operations	$579	$2,212	$2,429	$7,661

Diluted earnings per share:
GAAP diluted EPS
Consolidated income (loss) from continuing operations	$(1.21)	$0.16	$(1.49)	$0.55
Non-GAAP diluted EPS
Non-GAAP consolidated income from continuing operations	$0.05	$0.17	$0.19	$0.59

GAAP diluted weighted average number of common shares outstanding	11,756	12,911	12,049	12,881
Non-GAAP diluted weighted average number of common shares outstanding	12,243 (f)	12,911	12,601 (f)	12,881

(a)	EBITDA — earnings from continuing operations before interest, taxes, depreciation and amortization.
(b)	Relates to the write-off of internally developed software work in process related to our upcoming ERP and CRM systems, in favor of a ERP and CRM systems already configured and in production at En Pointe.
(c)	Includes third party expenses directly associated with acquisition-related activity that otherwise would not occur, such as legal, accounting, tax and valuation work.
(d)	Includes employee severance related costs related to our cost reduction initiative and lease vacancy costs.
(e)	Includes amortization expense for acquisition-related intangible assets, which include trademarks, trade names, non-compete agreements and customer relationships.
(f)	Includes approximately 487,000 and 553,000 dilutive shares for the three months and year ended December 31, 2015, respectively, for computation of non-GAAP diluted EPS.

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PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$11,176	$8,892
Accounts receivable, net of allowances of $558 and $426	341,018	199,604
Inventories	55,386	50,687
Prepaid expenses and other current assets	17,880	15,936
Deferred income taxes	4,425	3,922
Asset held for sale	5,812	—
Current assets of discontinued operations	—	26
Total current assets	435,697	279,067
Property and equipment, net	56,774	74,368
Goodwill	84,629	25,510
Intangible assets, net	16,779	4,673
Deferred income taxes	939	—
Other assets	5,403	5,558
Non-current assets of discontinued operations	—	14
Total assets	$600,221	$389,190

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$201,524	$122,333
Accrued expenses and other current liabilities	51,628	26,107
Deferred revenue	11,455	10,089
Line of credit	162,439	52,795
Notes payable — current	12,912	3,741
Note payable related to asset held for sale	4,799	—
Current liabilities of discontinued operations	153	577
Total current liabilities	444,910	215,642
Notes payable	21,454	22,415
Other long-term liabilities	20,289	5,600
Deferred income taxes	4,053	12,217
Total liabilities	490,706	255,874
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 16,007,613 and 15,758,714 shares issued; 11,914,946 and 12,267,550 shares outstanding	16	16
Additional paid-in capital	122,932	120,915
Treasury stock, at cost: 4,092,667 and 3,491,164 shares	(23,326)	(17,472)
Accumulated other comprehensive income	(765)	941
Retained earnings	10,658	28,916
Total stockholders’ equity	109,515	133,316
Total liabilities and stockholders’ equity	$600,221	$389,190

8

PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Year Ended December 31,
	2015	2014
Cash Flows From Operating Activities
Net income (loss)	$(18,258)	$5,465
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	12,217	11,893
Write-off of software work in process	25,427	—
Provision for deferred income taxes	(9,775)	2,987
Excess tax benefit related to stock option exercises	(231)	(293)
Non-cash stock-based compensation	1,589	1,502
Change in operating assets and liabilities:
Accounts receivable	(127,688)	(3,545)
Inventories	1,547	66,267
Prepaid expenses and other current assets	(640)	(1,334)
Other assets	689	855
Accounts payable	54,619	(8,576)
Accrued expenses and other current liabilities	6,528	(2,593)
Deferred revenue	1,074	636
Total adjustments	(34,644)	67,799
Net cash (used in) provided by operating activities	(52,902)	73,264
Cash Flows From Investing Activities
Acquisition of assets of En Pointe	(17,295)	—
Acquisition of Acrodex	(12,903)	—
Acquisition of assets of Systemax	(14,000)	—
Purchases of property and equipment	(21,434)	(26,666)
Net cash used in investing activities	(65,632)	(26,666)
Cash Flows From Financing Activities
Net borrowings (payments) under line of credit	109,644	(57,704)
Borrowing under note payable	17,695	13,734
Payments under notes payable	(4,686)	(2,487)
Change in book overdraft	16,387	(98)
Payments of earn-out liability	(8,938)	—
Payments of obligations under capital lease	(2,394)	(2,625)
Proceeds from stock issued under stock option plans	907	3,887
Payment for deferred financing costs	(760)	(30)
Common shares repurchased and held in treasury	(5,854)	(2,151)
Excess tax benefit related to stock option exercises	231	293
Net cash provided by (used in) financing activities	122,232	(47,181)
Effect of foreign currency on cash flow	(1,414)	(517)
Net change in cash and cash equivalents	2,284	(1,100)
Cash and cash equivalents at beginning of the period	8,892	9,992
Cash and cash equivalents at end of the period	$11,176	$8,892
Supplemental Cash Flow Information
Interest paid	$3,619	$3,353
Income taxes paid (refund), net	(4,960)	6,184
Supplemental Non-Cash Investing and Financing Activities
Accrued earn-out liability related to En Pointe acquisition	$29,687	$—
Financed purchases of property and equipment	895	2,332

9